    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 2003


                                                      REGISTRATION NO. 333-68424

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                             ----------------------
                          CAPSTEAD MORTGAGE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MARYLAND                                              75-2027937
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                          8401 NORTH CENTRAL EXPRESSWAY
                                    SUITE 800
                            DALLAS, TEXAS 75225-4410
                                 (214) 874-2323
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------


                               PHILLIP A. REINSCH
                          8401 NORTH CENTRAL EXPRESSWAY
                                    SUITE 800
                            DALLAS, TEXAS 75225-4410
                                 (214) 874-2323
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)


                             ----------------------
       The Commission is requested to send copies of all communication to:


                                  DAVID BARBOUR
                                ANDREWS KURTH LLP
                                1717 MAIN STREET
                                   SUITE 3700
                               DALLAS, TEXAS 75201
                                 (214) 659-4400


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


======================================================================================================================
                                                             PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE         OFFERING PRICE           AGGREGATE          REGISTRATION
          TO BE REGISTERED                REGISTERED            PER UNIT(1)        OFFERING PRICE(1)         FEE(2)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value           875,000 shares            $25.26             $22,102,500.00        $5,525.63
----------------------------------------------------------------------------------------------------------------------
$1.26 Cumulative Convertible
Preferred Stock, Series B, $0.10
par value                              1,000,000 shares           $12.29             $12,290,000.00        $3,072.50
======================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices of the Common Stock on August 24, 2001 as reported on the New York Stock Exchange.





(2)      Previously paid on August 27, 2001.

                                 [CAPSTEAD LOGO]

                          CAPSTEAD MORTGAGE CORPORATION

                                  COMMON STOCK
             $1.26 CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES B

You should carefully consider the risk factors beginning on page 5 of this prospectus

                           Through this prospectus, Capstead Mortgage
                           Corporation may offer and sell from time to time up to 875,000 shares of our common stock, and up to 1,000,000 shares of our $1.26 Cumulative Convertible Preferred Stock, Series B which are listed on the New York Stock Exchange under the symbols "CMO" and "CMOPB", respectively.


         We may sell all or a portion of the shares of stock offered pursuant to this prospectus through agents, to or through underwriters or dealers. We are a party to a sales agreement with Brinson Patrick Securities Corporation as sales manager, relating to the sale of shares offered pursuant to this prospectus. The sales manager is not required to sell any specific number or dollar amount of shares, but will use its best efforts to sell the shares offered by this prospectus. Such sales will be at market prices prevailing at the time of the sale. On December 16, 2003, the last reported sales price on the New York Stock Exchange of our common stock was $16.26 per share, and the last reported sales price of our preferred stock, Series B, was $12.77 per share. The compensation to the sales manager for sales of common and preferred stock will be at commission rates ranging from 3.0% to 2.0% of the gross sales price per share, depending upon the aggregate sales proceeds raised by the sales manager in each year under the sales agreement. The sales manager will be deemed to be an underwriter, within the meaning of the Securities Act, in connection with any sales of common or preferred shares on our behalf. See "Description of Sales Agreement" and "Plan of Distribution".


         You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents. References in this prospectus to "we," "us," "our" and "the company" are to Capstead Mortgage Corporation.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS DECEMBER 17, 2003.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov and at the public reference rooms of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, San Francisco, California.

         We have filed a registration statement with the SEC on Form S-3 relating to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. You may refer to the registration statement and the related exhibits for more information about the securities offered by this prospectus. The statements we make in this prospectus regarding the content of any documents filed as exhibits to the registration statement are not necessarily complete, and you should refer to the filed copy for additional information. All our statements about these documents are qualified in their entirety by the exhibits to the registration statement.

                      INCORPORATION OF INFORMATION WE FILE
                            WITH THE SEC BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities offered under this prospectus are sold. This prospectus is part of the registration statement we filed with the SEC.


         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.



         2. Our definitive Proxy Statement dated March 10, 2003, issued in connection with our annual stockholders' meeting.



         3.       Our Current Report on Form 8-K dated March 31, 2003.



         4.       Our Current Report on Form 8-K dated April 24, 2003.



         5. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.



         6.       Our Current Report on Form 8-K dated May 14, 2003.



         7.       Our Current Report on Form 8-K dated July 22, 2003.

         8. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003.



         9.       Our Current Report on Form 8-K dated October 22, 2003.



         10. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003.


         You may view and obtain copies of these filings in the Investor Relations section of our website at www.capstead.com. You may also request a copy of these filings, at no cost, by writing or telephoning us at Capstead Mortgage Corporation, 8401 N. Central Expressway, Suite 800, Dallas, Texas 75225, telephone (214) 874-2323, Attention: Investor Relations.

                           FORWARD-LOOKING INFORMATION


         This prospectus contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Our actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of our investments and unforeseen factors. Relative to our investments in financial assets, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. Relative to direct investments in real estate, these factors may include, but are not limited to, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" beginning on page 4 of this prospectus. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


                       ABOUT CAPSTEAD MORTGAGE CORPORATION


         We were incorporated on April 15, 1985 in Maryland and commenced operations in September 1985. We are a mortgage investment firm operating as a real estate investment trust ("REIT") that earns income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments currently include, but are not limited to, adjustable-rate single-family residential mortgage-backed securities issued by government-sponsored entities, either Fannie Mae, Freddie Mac or Ginnie Mae. In addition, we have made limited investments in credit sensitive commercial real estate-related assets, including the direct ownership of real estate.



         We and our qualified REIT subsidiaries have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and intend to continue to do so. As a result of this election, we and our qualified REIT subsidiaries are not taxed at the corporate level on taxable income distributed to stockholders, provided that certain REIT qualification tests are met. Certain other affiliated entities, which are consolidated with us for financial reporting purposes, are not consolidated for federal income tax purposes because such entities have elected taxable REIT subsidiary tax-status. All taxable income of taxable REIT subsidiaries is subject to federal and state income taxes, where applicable.

                                  RISK FACTORS

         The following information, which you should carefully consider, identifies certain significant sources of risk associated with an investment in our common stock and our Series B Preferred Stock.

  Changes in interest rates may
   adversely affect our earnings    Our earnings currently depend primarily on
                                    the difference or "spread" between the
                                    interest we receive on our mortgage
                                    securities and other investments, and the interest we pay on our related borrowings, which are generally based on 30-day LIBOR, an index that reflects prevailing short-term interest rates. The resulting spread may be reduced or even be negative in a rising short-term interest rate environment.

                                    Because a substantial portion of our
                                    mortgage investments currently consist of adjustable-rate mortgage securities, the risk of rising short-term interest rates is offset to some extent by increases in the rates of interest earned on the underlying adjustable-rate mortgage loans, a portion of which reset each month based on underlying indices (generally 1-year Constant Maturity U.S. Treasury Note Rates).

                                    Since only a portion of the adjustable-rate mortgage loans underlying our securities reset each month, and the terms of an adjustable rate mortgage loan generally limit the amount of these increases during any single interest rate adjustment period and over the life of the loan, interest rates on borrowings can rise to levels that may exceed the interest rates on the underlying loans contributing to lower or even negative financing spreads.


                                    Declines in these indices during periods of falling short-term interest rates will negatively affect yields on adjustable-rate mortgage securities as the underlying adjustable-rate loans reset at lower interest rates. If declines in these indices exceed declines in our borrowing rates, our earnings may be adversely affected.

  An increase in prepayments may
   adversely affect our earnings    Another effect of changes in interest rates
                                    is that, as long-term interest rates
                                    decrease, the rate of principal prepayments on mortgage loans underlying our mortgage investments generally increases. Prolonged periods of high prepayments can significantly reduce the expected life of our mortgage investments; therefore, the actual yields realized can be lower due to faster amortization of premiums.


  The availability of suitable
   investments at attractive
   pricing may adversely affect
   our earnings                     To the extent proceeds of prepayments on our
                                    mortgage investments are not reinvested or cannot be reinvested at a rate of interest at least equal to the rate previously earned on those investments, our earnings may be adversely affected. We cannot assure you that we will be able to acquire suitable investments at attractive pricing and in a timely manner to replace portfolio runoff as it occurs or that we will maintain the current composition of our investments, consisting primarily of adjustable-rate mortgage securities.





  The value of our mortgage assets
   fluctuates with changes in
   interest rates and market
   liquidity which could result
   in losses                        We periodically sell mortgage assets, which
                                    may increase our income volatility because of the recognition of transactional gains or losses. These sales may become attractive or prudent as the value of our mortgage assets fluctuates with changes in interest rates and market liquidity. At other times, we may shift our investment focus, resulting in asset sales.


                                    During periods of rising interest rates or falling market liquidity, the value of our mortgage assets can decline, leading to increased margin calls and reducing our liquidity. In the event of a margin call, our lenders may require us to pledge additional collateral to re-establish the ratio of the value of our collateral to the amount of our borrowing. If we are unable or unwilling to pledge additional collateral, our lenders can liquidate our collateral under adverse market conditions. Any such liquidation would likely result in a loss to us.


  We may invest in derivatives to
   mitigate our interest rate
   and prepayment risks on our
   mortgage investments.            We may invest in derivative financial
                                    instruments from time to time with the goal of achieving more stable financing spreads on a portion of our mortgage investment portfolio. As of the date of this filing, we did not own any derivative financial instruments for this purpose.


  Some of our current or future
   investments may be more
   credit sensitive than our
   other investments                We continue to evaluate suitable real
                                    estate-related investments, which may
                                    include credit sensitive assets that
                                    generally earn higher yields due largely to a higher risk of default and reduced liquidity. We believe that such investments, when combined with the prudent use of leverage, can provide attractive returns over the long term. Suitable investments may include credit sensitive commercial and residential mortgage assets.

                                    Commercial mortgage assets are generally viewed as exposing an investor to greater risk of loss than residential mortgage assets because commercial mortgage assets are typically secured by larger loans to fewer obligors than residential mortgage assets. Commercial property values and net operating income are subject to volatility, and net operating income may be sufficient or insufficient to cover debt service on the related mortgage loan at any given time. The repayment of loans secured by income-producing properties is typically dependent upon the successful operation of the related real estate project and the ability of the applicable property to produce net operating income rather than upon the liquidation value of the underlying real estate. Even when the current net operating income is sufficient to cover debt service, there can be no assurance that this will continue to be the case in the future.

                                    Additionally, commercial properties may not readily be convertible to alternative uses if such properties were to become unprofitable due to competition, age of improvements, decreased demand, regulatory changes or other factors. The conversion of commercial properties to alternate uses generally requires substantial capital expenditures, which may or may not be available.

                                    The availability of credit for commercial mortgage loans is significantly dependent upon economic conditions in the markets where such properties are located, as well as the willingness and ability of lenders to make such loans. The availability of funds in the credit markets fluctuates and there can be no assurance that the availability of such funds will increase above, or will not contract below current levels. In addition, the availability of similar commercial properties, and the competition for available credit, may affect the ability of potential purchasers to obtain financing for the acquisition of properties. This could effect the repayment of commercial mortgages.

                                    Credit sensitive residential mortgages
                                    differ from commercial mortgages in several important ways, yet can still carry substantial credit risk. Residential mortgage-backed securities typically are secured by smaller loans to more obligors than commercial mortgage-backed securities, thus spreading the risk of mortgagor default. However, most of the mortgages supporting credit sensitive residential mortgage-backed securities are made to homeowners that do not qualify for agency loan programs for reasons including loan size, financial condition, or work or credit history that may be indicative of higher risk of default than loans qualifying for such programs. As with commercial mortgages, in instances of default we may incur losses if proceeds from sales of the underlying collateral are less than the unpaid principal balances of the mortgage loans and related foreclosure costs. However, with residential mortgages, this risk may be mitigated by various forms of credit enhancements including, but not limited to, primary mortgage insurance.

                                    Through the process of securitizing both commercial and residential mortgages, credit risk can be heightened or minimized. Senior classes in multi-class securitizations generally have first priority over cash flows from a pool of mortgages and, as a result, carry the least risk, highest investment ratings and the lowest yields. Typically a securitization will also have mezzanine classes and subordinated classes. Mezzanine classes will generally have lower credit ratings, higher yields and may have average lives that are longer than the senior classes. Subordinate classes are junior in the right to receive cash flow from the underlying mortgages, thus providing credit enhancement to the senior and mezzanine classes. As a result, subordinated securities will have even lower credit ratings and higher yields because of the elevated risk of credit loss inherent in these securities.


                                    The availability of capital from external sources to finance investments in credit-sensitive commercial and residential mortgage assets that are not financed to maturity at acquisition may be diminished during periods of mortgage finance market illiquidity. Additionally, if market conditions deteriorate resulting in substantial declines in value of these assets, sufficient capital may not be available to support the continued ownership of these assets, requiring them to be sold at a loss.



  If the value of our investments
   is adversely affected by changes
   in interest rates, market
   liquidity or the credit quality
   of our investment portfolio, the
   book value of our common stock
   may decline                      Most of our mortgage investments are debt
                                    securities which we carry at fair value on our balance sheet. Changes in the fair value of these investments are reflected in our stockholders' equity. The fair value of these investments fluctuates with changes in interest rates and market liquidity, and such changes will generally be reflected in the book value of our common stock.
                                    Similarly, changes in credit quality can affect the fair value of our investments.
                                    The book value of our common stock will also be affected by other factors, including the level of dividend distributions and depreciation charges on net-leased real estate; however, temporary changes in the fair value of investments other than debt securities will generally not affect the book value of our common stock.



  Our real estate investments may
   subject us to risks of ownership The direct ownership of commercial real estate involves a number of risks. With our first acquisition of real estate in 2002, we have attempted to mitigate these risks by entering into a long-term "net-lease" arrangement whereby the lessee is responsible for the ongoing operation and management of the properties and for paying all expenses associated with the operation of the properties. Although reduced by this net-lease arrangement, risks of ownership remain, including:



                                        -    The risk that changes in economic
                                             conditions or real estate markets
                                             may adversely affect the value of
                                             our properties.



                                        -    The risk that, during inflationary
                                             periods, which are generally
                                             accompanied by rising interest
                                             rates, increases in operating costs
                                             and borrowing rates may be greater
                                             than increases in lessee revenues
                                             from operating properties. Over an
                                             extended period of time, this could
                                             result in lessee defaults.



                                        -    The risk that a deterioration of
                                             local conditions could adversely
                                             affect the ability of a lessee to
                                             profitably operate a property. For
                                             instance, an oversupply of senior
                                             living properties could hamper the
                                             leasing of senior living units at
                                             favorable rates. This could
                                             ultimately affect the value of our
                                             properties.



                                        -    The risk that changes in tax,
                                             zoning or other
                                             laws could make our properties less
                                             attractive or less profitable.



                                        -    The risk that our lessees will not
                                             elect to renew their leases when
                                             the terms expire. If a lessee does
                                             not renew its lease or otherwise
                                             defaults on its lease obligations,
                                             there is no assurance that we will
                                             be able to obtain a substitute
                                             lessee on acceptable terms. If we
                                             cannot obtain another qualified
                                             operator to lease a property, we
                                             may be required to modify the
                                             property for a different use, which
                                             may involve significant capital
                                             expenditures and delays in
                                             re-leasing the property.



                                        -    The risk that lessees will not
                                             perform under their leases,
                                             reducing our income from the leases
                                             or requiring us to assume costs
                                             (such as real estate taxes,
                                             insurance, utilities and
                                             maintenance) that are the lessees'
                                             responsibility under net-leases. In
                                             the case of special-purpose real
                                             estate such as senior living
                                             facilities, compliance with
                                             licensing requirements could
                                             complicate or delay the transfer of
                                             operational control of such
                                             properties. This could lead to a
                                             significant cash flow burden for us
                                             to service the debt and otherwise
                                             maintain the properties.



                                        -    The risk that lessees will not be
                                             able to obtain insurance at a
                                             commercially reasonable cost.
                                             Net-leases generally require the
                                             lessee to carry comprehensive
                                             liability, casualty, workers'
                                             compensation and rental loss
                                             insurance. The required coverage is
                                             typical of the type, and amount,
                                             customarily obtained by an owner of
                                             similar properties. However, there
                                             are some types of losses, such as
                                             catastrophic acts of nature, for
                                             which insurance cannot be obtained
                                             at a commercially reasonable cost.
                                             If there is an uninsured loss or a
                                             loss in excess of insurance limits,
                                             we could lose both the revenues
                                             generated by the affected property
                                             and the capital invested in the
                                             property. We would, however, remain
                                             obligated to repay
                                             any mortgage indebtedness or other
                                             obligations related to the
                                             property.



                                        -    The risk of a failure to comply
                                             with applicable regulatory
                                             requirements. Our real estate
                                             investments are subject to various
                                             federal, state and local regulatory
                                             requirements, including without
                                             limitation, the Americans with
                                             Disabilities Act (the "ADA"). The
                                             ADA requires that public
                                             accommodations reasonably
                                             accommodate individuals with
                                             disabilities and that new
                                             construction or alterations be made
                                             to commercial facilities to conform
                                             to accessibility guidelines.
                                             Failure to comply with the ADA can
                                             result in injunctions, fines, and
                                             damage awards to private parties
                                             and additional capital expenditures
                                             to remedy noncompliance. Existing
                                             requirements may change and
                                             compliance with future requirements
                                             may involve significant
                                             unanticipated expenditures.
                                             Although typically these
                                             expenditures would be the
                                             responsibility of the lessee under
                                             the terms of net-leases, if the
                                             lessees fail to perform these
                                             obligations, we may be required to
                                             do so.



                                        -    Under federal, state and local
                                             environmental laws, we may be
                                             required to investigate and clean
                                             up any release of hazardous or
                                             toxic substances or petroleum
                                             products at our properties,
                                             regardless of our knowledge or
                                             actual responsibility, simply
                                             because of current or past
                                             ownership of the real estate. If
                                             unidentified environmental problems
                                             arise, we may have to make
                                             substantial payments, which could
                                             adversely affect our cash flow and
                                             our ability to make distributions
                                             to stockholders. This is so
                                             because:



                                             1.  We may have to pay for property
                                                 damage and for investigation
                                                 and clean-up costs incurred in
                                                 connection with the
                                                 contamination.



                                             2.  The law may impose clean-up
                                                 responsibility and liability on
                                                 us regardless of whether we
                                                 knew of or caused the
                                                 contamination. Even if more
                                                 than one person is responsible
                                                 for the contamination, each
                                                 person who shares legal
                                                 liability under environmental
                                                 laws may be held responsible
                                                 for all of the clean-up costs.



                                             3.  Governmental entities and third
                                                 parties may sue us for damages
                                                 and costs associated with a
                                                 contaminated site.



                                        -    The risks associated with the sale
                                             of real property. We may desire to
                                             sell a property in the future
                                             because of changes in market
                                             conditions or poor lessee
                                             performance or to avail ourselves
                                             of other opportunities. We may also
                                             be required to sell a property in
                                             the future to meet our debt
                                             obligations or to avoid a default.
                                             Unlike investments in mortgage
                                             securities, real estate cannot
                                             always be sold quickly, and there
                                             can be no assurance that we can
                                             sell any of our properties at a
                                             favorable price or that a
                                             prospective buyer will view our
                                             existing lease or operating
                                             arrangements favorably. In
                                             addition, a property may require
                                             restoration or modification before
                                             we are able to sell it.



  We have not established a
   minimum dividend payment level   We intend to pay quarterly dividends and to
                                    make distributions to our stockholders in amounts such that most, if not all, of our REIT taxable income in each year (subject to certain adjustments) is distributed. This will enable us to meet certain REIT distribution requirements, which are part of the requirements that must be met to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected due to the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time.



  Our failure to qualify as a REIT
   would have adverse tax
   consequences                     Many REIT-related tax requirements are
                                    highly technical and complex. The
                                    determination of whether we and our
                                    qualified REIT subsidiaries are taxable as a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult or impossible for us to remain qualified as a REIT. If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify.
                                    If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, the tax law would no longer require us to make distributions to our stockholders.






  We have certain distribution
   requirements                     As a REIT, we are generally required to
                                    distribute at least 90% of our annual REIT taxable income, excluding any net capital gains. This distribution requirement limits the amount we may have available for other business purposes, including amounts to fund our growth.

  Failure to maintain an exemption
   from the Investment Company Act
   would harm our results of
   operations                       The Investment Company Act of 1940, as
                                    amended (the "Investment Company Act"),
                                    exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus.



                                    Under the current interpretation of the SEC staff, in order to qualify for this exemption we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage backed securities is limited by the provisions of the Investment Company Act.



                                    In satisfying the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation of such treatment, we could be required to sell a substantial amount of our mortgage-backed securities under potentially adverse market conditions. Further, in our attempts to ensure that we continue to qualify for the exemption under the Investment Company Act, we might be precluded from acquiring mortgage-backed securities if their yield is higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. These factors may lower or eliminate our net income.

  Issuances of large amounts of our
   stock could cause our price
   to decline                       As of December 16, 2003, there were
                                    14,014,910 shares of our common stock and 15,819,432 shares of our Series B Preferred
                                    Stock outstanding. This prospectus may be used for the issuance of additional shares of our common stock or Series B Preferred
                                    Stock. The continuing availability of new shares in the market may decrease or limit increases in the market prices of these securities.


  We may change our policies
   without stockholder approval     Our board of directors and management
                                    determine all of our policies, including our investment, financing and distribution policies and may amend or revise these policies at any time without a vote of our stockholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our common stock and/or Series B Preferred Stock or our ability to pay dividends or distributions.

                                 USE OF PROCEEDS


         Unless otherwise specified in the applicable prospectus supplement for any offering of the shares of stock offered pursuant to this prospectus, the net proceeds from the stock offered by us will be available for general corporate purposes. These general corporate purposes may include, without limitation, repayment of maturing obligations, redemption of outstanding indebtedness, financing future acquisitions (including acquisitions of real estate-related companies or real estate-related assets), capital expenditures and working capital. Pending any such uses, we may invest the net proceeds from the sale of any stock offered pursuant to this prospectus or related prospectus supplement in short-term investments, or may use them to reduce short-term indebtedness.

                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS

         The following table sets forth the historical ratios of earnings to combined fixed charges and our preferred stock dividends for the periods indicated:



                                              NINE MONTHS                       YEAR ENDED DECEMBER 31,
                                                 ENDED            ----------------------------------------------
                                          SEPTEMBER 30, 2003      2002       2001     2000      1999       1998
                                          ------------------      ----       ----     ----      ----       ----
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends(a)                            1.47:1           1.40:1     1.22:1   0.87:1    1.07:1     0.63:1



(a) Includes fixed charges relating to CMO's issued by our finance subsidiaries. Excluding interest expense on CMO debt, the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.86:1, 2.03:1, 1.46:1, 0.77:1, 1.14:1, and 0.28:1, respectively, for the periods indicated.


                         DESCRIPTION OF SALES AGREEMENT


         We may sell our common stock and our $1.26 cumulative convertible Preferred Stock designated as "Series B Preferred Stock" from time to time (1) through arrangements with underwriters or dealers, (2) directly to one or more purchasers, or (3) through agents. We have entered into a sales agreement with Brinson Patrick Securities Corporation ("Brinson Patrick") with respect to sales of common stock and Series B Preferred Stock, and may enter into other sales agreements with other sales agents or underwriters in the future. Under the terms of the Brinson Patrick sales agreement, we may issue and sell up to 875,000 shares of our common stock and up to 1,000,000 shares of our Series B Preferred Stock from time to time through Brinson Patrick, as our sales agent. We have agreed to provide indemnification and contribution to Brinson Patrick against certain liabilities, including liabilities under the Securities Act.


CERTAIN TERMS OF THE SALES AGENCY AGREEMENT


         Sales pursuant to the Brinson Patrick sales agreement may be effected on a daily basis. The compensation to Brinson Patrick for sales of common stock and Series B Preferred Stock under the Brinson Patrick sales agreement shall be at the following commission rates:



         - 3.0% of the gross sales price per shares ("sales proceeds") for the first $8 million of aggregate sales proceeds raised under this sales agreement in each year;



         - 2.5% of sales proceeds for the next $4 million of aggregate sales proceeds raised in such year; and


         - 2.0% of sales proceeds for any additional aggregate sales proceeds raised in such year.

For purposes of determining the appropriate commission rates, each year shall begin on January 1 and end on the following December 31. The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect to such sale shall constitute the net proceeds to us for such shares of stock.



         The offering of common stock and Series B Preferred Stock pursuant to the Brinson Patrick sales agreement will terminate upon the earlier of (i) the sale of all shares of common stock and Series B Preferred Stock subject thereto or (ii) termination of the Brinson Patrick sales agreement. The Brinson Patrick sales agreement may be terminated by us or by Brinson Patrick upon written notice and in certain other circumstances specified therein.


                            DESCRIPTION OF SECURITIES

GENERAL


         Our authorized capital stock currently consists of 100,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.10 per share. As of December 16, 2003, there were 14,014,910 shares of our common stock, 211,446 shares of our $1.60 Cumulative Preferred Stock designated as "Series A Preferred Stock" and 15,819,432 shares of our Series B Preferred Stock issued and outstanding. The common stock, Series A Preferred Stock and Series B Preferred Stock are listed on the New York Stock Exchange.


COMMON STOCK

         Each share of common stock is entitled to one vote. The outstanding shares of common stock are fully paid and non-assessable. Holders of shares of common stock do not have cumulative voting rights or preference, conversion, exchange, subscription or preemptive rights. Subject to our obligations to pay dividends on all shares of our outstanding preferred stock, each share of common stock is entitled to participate equally in dividends on the common stock when and as declared by our board of directors and in the distribution of our assets upon liquidation after payment of our liabilities and liquidation preferences with regard to our preferred stock. The foregoing summary does not purport to be a complete description of our common stock and is subject to, and qualified in its entirety by reference to, our charter and bylaws, in each case as amended and supplemented to date and filed as exhibits to the registration statement.

SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK


         General. In November, 1989, a wholly-owned subsidiary of ours was merged with and into Strategic Mortgage Investments, Inc., a Maryland corporation ("Strategic"), and each outstanding share of Strategic common stock was converted into one share of our Series A Preferred Stock. In December, 1992, Tyler Cabot Mortgage Securities Fund, Inc., a Maryland corporation ("Tyler Cabot"), was merged with and into us, and each outstanding share of Tyler Cabot common stock was converted into one share of our Series B Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock are fully paid and non-assessable and neither has preemptive rights. The Series A Preferred Stock ranks on a parity with the Series B Preferred

Stock, and each rank on a parity with any other series of our preferred stock which is not by its terms made junior or senior to the Series A Preferred Stock or Series B Preferred Stock with respect to the payment of dividends and distribution of assets in liquidation.

         Dividends. Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, cumulative preferential cash dividends at the annual rate of $1.26 per share, and no more, payable in equal monthly installments on each monthly dividend payment date. Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, cumulative preferential cash dividends at the rate of $1.60 per annum per share, and no more, payable in equal quarterly installments on each March 31, June 30, September 30 and December 31. Whenever dividends are in arrears and until all accrued and unpaid dividends on shares of Series A Preferred Stock and Series B Preferred Stock outstanding have been paid in full and the then current dividend on each such series shall have been paid or declared and sufficient funds set aside for payment thereof, we may not declare or pay dividends on the common stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock and the Series B Preferred Stock in respect of dividends or redeem, purchase or otherwise acquire for consideration any shares of common stock or stock ranking junior to the Series A Preferred Stock or Series B Preferred Stock.

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of the Series A Preferred Stock and the Series B Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of common stock or junior stock:

         - in the case of the Series A Preferred Stock, an amount equal to $16.40 per share of Series A Preferred Stock; and

         - in the case of Series B Preferred Stock, an amount per share of Series B Preferred Stock equal to $11.38 per share of Series B Preferred Stock,

plus, in each case, dividends accumulated and unpaid to the date of final distribution. If we consolidate or merge with or into any other corporation or transfer of all or any part of our assets for cash, property or securities, it will not be considered a liquidation, dissolution or winding-up of our company.

         Voting Rights. Except as indicated below, as otherwise provided in our charter or as required under the Maryland General Corporation Law, the holders of shares of our Series A Preferred Stock and Series B Preferred Stock will not have voting rights. If at any time all or any portion of the dividends on the Series A Preferred Stock or Series B Preferred Stock shall be in arrears and unpaid for any two or more dividend periods (whether or not consecutive), then the number of directors constituting our board of directors shall be increased by two in case of such arrearages on one of the Series A Preferred Stock or Series B Preferred Stock and four in the case of arrearages on both. The holders of Series A Preferred Stock and Series B Preferred Stock, voting separately as a class, will each be entitled to elect two directors to fill such newly created directorships. At such time as all dividends in default have been paid in full and dividends for the current quarterly period have been paid or declared and a sufficient sum for payment has been set aside, the term of any director then in office solely as a result of the voting rights described in this paragraph will terminate.

         The affirmative vote of at least two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, in each case voting separately as a class, will be required to:

         - create or increase the number of authorized shares of any class of our stock ranking prior to the Series A Preferred Stock or Series B Preferred Stock as to dividends or distributions upon liquidation;

         - authorize any reclassification of Series A Preferred Stock or Series B Preferred Stock; or

         - amend, alter or repeal any provisions of our charter which would adversely affect the rights, powers or preferences of the Series A Preferred Stock or Series B Preferred Stock.

         So long as 20% or more of the aggregate number of shares of Series B Preferred Stock issued in connection with the Tyler Cabot merger remain outstanding, the affirmative vote of at least a majority of the outstanding shares of such Series B Preferred Stock will be required for the sale, lease or conveyance by us of all or substantially all of our property or business, or our consolidation or merger with any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Series B Preferred Stock except the same number of shares ranking prior to or on a parity with the Series B Preferred Stock and having the same rights and preferences as our authorized and outstanding shares immediately preceding such consolidation or merger, and each holder of Series B Preferred Stock immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

         Except as described herein or otherwise required by law, no consent of the holders of Series B Preferred Stock will be required for:

         -        our creation of any indebtedness of any kind;

         - the creation, or increase or decrease in the amount, of any class or series of our stock ranking on a parity with, or not ranking prior to, the Series B Preferred Stock as to dividends or as to amounts distributable upon liquidation; or

         - any increase or decrease in the amount of our authorized common stock or any increase, decrease or change in the par value thereof.

         Redemption. Neither the Series A Preferred Stock nor the Series B Preferred Stock is subject to mandatory redemption and neither is entitled to the benefit of a sinking fund. We may, at our option, redeem the Series A Preferred Stock, in whole or in part, for cash in an amount per share equal to $16.40 plus accumulated and unpaid dividends to the date of redemption, whether or not earned or declared. In addition, we may, at our option, redeem the Series B Preferred Stock, in whole or in part, for cash in an amount per share equal to $12.50 plus accumulated and unpaid dividends to the date of redemption, whether or not earned or declared.


         Conversion Rights. Holders of the Series A Preferred Stock may, at their option, convert shares of Series A Preferred Stock into shares of our common stock at the rate of 1.4818 shares of our common stock for each share of Series A Preferred Stock converted. Holders of Series B Preferred Stock may, at their option, convert shares of Series B Preferred Stock into shares of the our common stock at the rate of 0.5708 shares of our common stock for each share of Series B Preferred Stock converted. The conversion rates of the Series A Preferred Stock and the Series B Preferred Stock are subject to adjustment in certain circumstances.


REDEMPTION OR REPURCHASE OF CAPITAL STOCK TO MAINTAIN OUR STATUS AS A REIT

         Our charter provides that if our board of directors determines in good faith that the direct or indirect ownership of our stock has or may become concentrated to an extent which would cause us to fail to qualify or be qualified as a REIT under Sections 856(a)(5) or (6) of the Code, or similar provisions of successor statutes, we may redeem or repurchase any number of shares of common stock and/or preferred stock sufficient to maintain or bring such ownership into conformity with the Code and may refuse to transfer or issue shares of common stock and/or preferred stock to any person whose acquisition would result in our being unable to conform with the requirements of the Code. In general, Code Sections 856(a)(5) and (6) provide that, as a REIT, we must have at least 100 beneficial owners for 335 days of each taxable year and that we cannot qualify as a REIT if, at any time during the last half of our taxable year, more than 50% in value of our outstanding stock is owned, directly or indirectly, by or for not more than five individuals. In addition, our charter provides that we may redeem or refuse to transfer any shares of our capital stock to the extent necessary to prevent the imposition of a penalty tax as a result of ownership of those shares by certain disqualified organizations, including governmental bodies and tax-exempt entities that are not subject to tax on unrelated business taxable income. The redemption or purchase price for those shares shall be equal to the fair market value of those shares as reflected in the closing sales price for those shares if then listed on a national securities exchange, or the average of the closing sales prices for those shares if then listed on more than one national securities exchange, or if those shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter on the last business day for which closing prices are available immediately preceding the day on which notices of such acquisitions are sent or, if no such closing sales prices or quotations are available, then the net asset value of those shares as determined by our board of directors in accordance with the provisions of applicable law.

SPECIAL STATUTORY REQUIREMENTS FOR CERTAIN TRANSACTIONS

         The following summary of certain provisions of the Maryland General Corporations Law and of our charter and the bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and the bylaws, copies of which are filed with the SEC.

         Business Combination Statute. Under the Maryland General Corporations Law, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who directly or indirectly beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the Maryland General Corporations Law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

         Control Share Acquisition Statute. The Maryland General Corporations Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, and by officers of the corporation or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third of all voting power, (2) one-third or more but less than a majority of all voting power, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval within any level of voting power set forth above. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares

(except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved.

         If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, (b) to acquisitions approved or exempted by the charter or bylaws of the corporation and adopted at any time before the acquisition of shares, or (c) to the acquisition of shares within one-tenth or more but less than one-fifth of all voting power of outstanding shares of stock of the corporation before June 1, 2000.

         Possible Anti-takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws. The business combination provisions, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of the Maryland General Corporations Law, and the provisions of our charter on ownership and transfer of stock could delay, defer or prevent a change in control or other transaction that might involve a premium price for holders of our common stock or otherwise be in their best interest.

                              PLAN OF DISTRIBUTION


         We may sell common stock and Series B Preferred Stock through arrangements with broker dealers, directly to one or more purchasers, or through agents such as Brinson Patrick.



         In connection with the sale of the common stock and the Series B Preferred Stock on our behalf under the Brinson Patrick sales agreement, Brinson Patrick will be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the compensation payable to Brinson Patrick under the Brinson Patrick sales agreement will be deemed to be an underwriting commission or discount. We have separately agreed to provide indemnification and contribution to Brinson Patrick against certain civil liabilities, including liabilities under the Securities Act. Brinson Patrick may engage in transactions with, or perform services for, us in the ordinary course of business.



         We will open and maintain a trading account at the clearing agent designated by Brinson Patrick to facilitate the transactions contemplated by the Brinson Patrick sales agreement. The net proceeds from the sale of the common stock and Series B Preferred Stock under the Brinson Patrick sales agreement shall be available in the trading account on the third business day (or such other day as is industry practice for regular-way trading) following each sale of the common stock and Series B Preferred Stock (each, a "Settlement Date"). We will effect the delivery of the applicable number of shares of common stock and/or Series B Preferred Stock (as the case may be) to an account designated by Brinson Patrick at The Depository Trust Company on or before the settlement date of each sale hereunder. Brinson Patrick's compensation shall be withheld from the sales proceeds on each settlement date and shall be paid to Brinson Patrick.



         The offering of common stock and Series B Preferred Stock pursuant to the Brinson Patrick sales agreement will terminate upon the earlier of (i) the sale of all shares of common stock and Series B Preferred Stock subject thereto or (ii) termination of the Brinson Patrick sales agreement. The Brinson Patrick sales agreement may be terminated by us or by Brinson Patrick upon written notice and in certain other circumstances specified therein.



COMMISSIONS



         The following table shows the public offering price, underwriting commissions and proceeds, before expenses, to us, assuming all 875,000 shares of common stock are sold at $16.26 per share, the last reported sales price of our common stock on the New York Stock Exchange on December 16, 2003.



                                           Per Share*              Total*
                                           ---------               -----
Public offering price                       $ 16.26           $ 14,227,500.00
Underwriting commissions (3.0%)             $  0.49           $    428,750.00
Proceeds, before expenses, to us            $ 15.77           $ 13,798,750.00



         The following table shows the public offering price, underwriting commissions and proceeds, before expenses, to us, assuming all 1,000,000 shares of preferred stock, Series B, are sold at $12.77 per share, the last reported sales price of our preferred stock, Series B, on the New York Stock Exchange on December 16, 2003.



                                          Per Share*              Total*
                                          ----------              ------
Public offering price                       $ 12.77           $12,770,000.00
Underwriting commissions (3.0%)             $  0.38           $   380,000.00
Proceeds, before expenses, to us            $ 12.39           $12,390,000.00



         *This is an offering that will be made, if at all, from time to time at the then-prevailing market prices. Therefore, there can be no assurances that the public offering price, underwriting commissions, and proceeds, before expenses, will be as set forth above. The commissions are computed based upon the highest applicable rate under the sales agreement.



         The expenses of the offering, not including underwriting commissions, are estimated at $83,598 and are payable by us.

                                    TAXATION

         The applicable provisions of the Code are highly technical and complex. This summary is not intended as a detailed discussion of all applicable provisions of the Code, the rules and regulations promulgated thereunder, or the administrative and judicial interpretations thereof. For the particular provisions that govern the federal income tax treatment of the company and its stockholders, reference is made generally to Sections 856 and 860 of the Code and the Treasury Regulations promulgated thereunder. We have not obtained rulings from the Internal Revenue Service with respect to any tax considerations relevant to our organization or operations or to an investment in our common stock or Series B Preferred Stock. This summary is not intended to substitute for prudent tax planning and stockholders are urged to consult their own tax advisors with respect to these and other federal, state and local tax consequences of the ownership and disposition of any of our common stock or Series B Preferred Stock and any potential changes in applicable law. Nonresident aliens, non-U.S. persons and entities, tax-exempt organizations, life insurance companies, cooperatives and certain other categories of investors may be subject to special tax rules that are not discussed below and that could affect an investment in our common stock or Series B Preferred Stock.

FEDERAL INCOME TAXATION OF CAPSTEAD MORTGAGE CORPORATION


         As used herein, "Capstead REIT" refers to Capstead Mortgage Corporation and its "qualified REIT subsidiaries" which are entities that are effectively consolidated with Capstead Mortgage Corporation for federal income tax purposes. Certain of our subsidiaries that are consolidated with Capstead Mortgage Corporation for financial reporting purposes may elect taxable REIT subsidiary tax status for federal income tax purposes. All taxable income of taxable REIT subsidiaries is subject to federal and state income taxes. We may form additional taxable REIT subsidiaries.



         So long as Capstead REIT qualifies as a REIT, and distributes to stockholders the sum of at least 90% of its REIT taxable income (excluding net capital gain) plus at least 90% of its net after tax income, if any, from foreclosure property, minus the excess of the sum of specified items of non-cash income, if any, over 5% of REIT taxable income, then such income distributed to stockholders will not be subject to federal corporate income taxes, with limited exceptions discussed below. Under certain circumstances, a REIT may be subject to the corporate minimum tax or certain other special taxes. However, Capstead REIT does not anticipate generating material items of income or deductions that would cause it to be subject to the minimum tax or any such special tax.


QUALIFICATION AND TAXATION OF CAPSTEAD REIT AS A REIT

         Capstead REIT has made an election to be taxed as a REIT under Sections 856 through 860 of the Code effective for its taxable years ending on and after December 31, 1985. Capstead REIT's qualification and taxation as a REIT depends upon Capstead REIT's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. Capstead REIT believes that it is organized and has operated in such a manner as to qualify under the Code for taxation as a REIT commencing with its 1985 taxable year, and Capstead REIT intends to continue to operate in such a manner. No assurance, however, can be given that Capstead REIT will operate in a manner so as to qualify or remain qualified as a REIT. See "Failure to Qualify" below.


         In the opinion of Andrews Kurth LLP, tax counsel to Capstead REIT, for all of its taxable years beginning September 5, 1985 and ending December 31, 2002, Capstead REIT has met the requirements for qualification as a REIT under the Code and will be able to qualify as a REIT for taxable years beginning on and after January 1, 2003, provided that Capstead REIT continues to be organized and operated after the date of this prospectus so as to satisfy the applicable REIT requirements under the Code. This opinion is based on various assumptions relating to the organization and operation of Capstead REIT, and is conditioned upon the accuracy of certain representations made by Capstead REIT as to certain relevant factual matters relating to the organization and expected manner of operation of Capstead REIT and its subsidiaries. Andrews Kurth LLP is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. Moreover, such qualification and taxation as a REIT will depend upon Capstead REIT's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Andrews Kurth LLP will not review compliance with these tests on a continuing basis. No assurance can be given that Capstead REIT will satisfy such tests on a continuing basis. See "Failure to Qualify" below.


         The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.


         So long as Capstead REIT continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, Capstead REIT will be subject to federal income tax in the following circumstances:



         (1) Capstead REIT will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;



         (2) Under certain circumstances, Capstead REIT may be subject to the "alternative minimum tax" on items of tax preference, if any;



         (3) If Capstead REIT has (1) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan or lease secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income;



         (4) If Capstead REIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax;



         (5) If Capstead REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amounts by which it fails the 75% or 95% gross income test;



         (6) If Capstead REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and
         (iii) any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid;



         (7) Capstead REIT may be subject to a 100% excise tax with respect to certain "redetermined rents," "redetermined deductions," and "excess interest" to ensure arm's length (i) pricing for certain services provided by taxable REIT subsidiaries of Capstead REIT to Capstead REIT's tenants, if any, and (ii) allocation of shared expenses between Capstead REIT and its taxable REIT subsidiaries; and



         (8) If Capstead REIT acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in Capstead REIT's hands is determined by reference to the basis of the asset or any other property in the hands of the corporation, and Capstead REIT recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Capstead REIT, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by Capstead REIT over the adjusted basis of such property at such time), that gain will be subject to the highest corporate rate applicable.


REQUIREMENTS FOR QUALIFICATION

         The Code defines a REIT as a corporation, trust or association:

         (1) that is managed by one or more trustees or directors;

         (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

         (3) that would be taxable as a domestic corporation, but for the REIT provisions of the Code;

         (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

         (5) the beneficial ownership of which is held by 100 or more persons;

         (6) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities (the "5/50 Rule");

         (7) that makes an election to be a REIT, or has made such election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status;

         (8) that uses a calendar year for federal income tax purposes; and

         (9) that meets certain other tests, described below, regarding the nature of its income and assets.

         The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, and that condition (6) must be met during the last half of the taxable year. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A qualified employee benefit trust, however, generally is not considered an individual, and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust. Finally, Capstead REIT will be treated as having met condition (6) above if it has complied with certain Treasury Regulations for ascertaining the ownership of its stock for such year and if it did not know, or after the exercise of reasonable diligence would not have known, that its stock was sufficiently closely held during such year to cause it to fail condition (6).

         A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned directly by the REIT. Certain subsidiaries of Capstead REIT constitute qualified REIT subsidiaries. Accordingly, in applying the income and asset tests described below, those subsidiaries will be ignored for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of those subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of Capstead REIT. Those subsidiaries therefore will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

         In the case of a REIT that is a partner in an entity that is classified for federal income tax purposes as a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership, based on the REIT's capital interest in the partnership, and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT provisions of the Code, including satisfying the gross income and asset tests described below.

         INCOME TESTS. In order for Capstead REIT to maintain its qualification as a REIT, two requirements relating to gross income must be satisfied annually. First, at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of its gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property or temporary investments, and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.


         Capstead REIT presently earns limited amounts of rental income. The rent received by Capstead REIT from its tenants will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:



         (1) The amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales;



         (2) Rents received from a tenant of Capstead REIT will not qualify as rents from real property in satisfying the gross income tests if Capstead REIT, or a direct or indirect owner of 10% or more of Capstead REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant") unless such tenant is a taxable REIT subsidiary of the REIT and certain other conditions are satisfied;



         (3) If rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property; and

         (4) For the rent to qualify as rents from real property, Capstead REIT generally must not operate or manage its properties or furnish or render services to the tenants of such properties, other than through an independent contractor who is adequately compensated and from whom Capstead REIT derives or receives no income. The "independent contractor" requirement, however, does not apply to the extent the services provided by Capstead REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, the "independent contractor" requirement will not apply to noncustomary services provided by Capstead REIT, the annual value of which does not exceed 1% of the gross income derived from the property with respect to which the services are provided (the "1% de minimis exception"). For this purpose, such services may not be valued at less than 150% of Capstead REIT's direct cost of providing the services, and any gross income deemed to have been derived by Capstead REIT from the performance of noncustomary services pursuant to the 1% de minimis exception will constitute nonqualifying gross income under the 75% and 95% gross income tests. In addition, a taxable REIT subsidiary of a REIT may provide noncustomary services to the tenants of the REIT without causing the rents paid by such tenants to be disqualified as "rents from real property."


         If Capstead REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect, Capstead REIT attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Capstead REIT would be entitled to the benefit of those relief provisions. As discussed above in "Qualification and Taxation of Capstead REIT as a REIT," even if those relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which Capstead REIT fails the 75% and 95% gross income tests.

         ASSET TESTS. At the close of each quarter of its taxable year, Capstead REIT also must satisfy several tests relating to the nature of its assets. First, at least 75% of the value of Capstead REIT's total assets must be represented by real estate assets, cash, cash items and government securities. Second, of the investments not included in the 75% asset class, the value of any one issuer's debt and equity securities owned by Capstead REIT may not exceed 5% of the value of Capstead REIT's total assets. Third, Capstead REIT may not own more than 10% of any one issuer's outstanding voting securities, nor, more than 10% of the total value of any one issuer's outstanding debt and equity securities.

         The 5% and 10% asset tests described above do not apply to the securities of a taxable REIT subsidiary of Capstead REIT, although the value of the debt and equity securities of all taxable REIT subsidiaries owned by Capstead REIT cannot represent more than 20% of the value of the REIT's total assets. Any corporation in which a REIT directly or indirectly owns stock (other than another REIT, a corporation which directly or indirectly operates or manages a lodging facility or a health care facility, and, with certain exceptions, a corporation which directly or indirectly provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated) may be treated as a taxable REIT subsidiary if the REIT and the corporation file a joint election with the Internal Revenue Service for the corporation to be treated as a taxable REIT subsidiary of the REIT.

         A number of constraints are imposed on REITs and their taxable REIT subsidiaries to ensure that REITs cannot, through taxable REIT subsidiaries, engage in substantial non-real estate activities and also to ensure that taxable REIT subsidiaries pay an appropriate corporate-level tax on their income. For example, a taxable REIT subsidiary will be subject to the "earnings stripping" rules of the Code with respect to interest paid to the REIT, which could disallow a portion of the taxable REIT subsidiary's interest deductions under certain circumstances. In addition, a 100% excise tax may be imposed on the REIT with respect to certain "redetermined rents", "redetermined deductions", and "excess interest" to ensure arm's length (1) pricing for services provided by the taxable REIT subsidiary to REIT tenants and (2) allocation of shared expenses between the REIT and the taxable REIT subsidiary.


         DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, Capstead REIT is required to distribute each year, dividends other than net capital gain dividends, to its stockholders in an aggregate amount at least equal to the sum of 90% of its REIT taxable income, computed without regard to the dividends paid deduction and any net capital gain, and 90% of the net after tax income, if any, from foreclosure property, minus the excess of the sum of specified items of non-cash income, if any, over 5% of REIT taxable income. The specified items of non-cash income include income attributable to certain accrued rents, certain original issue discount income, income from like kind exchanges that are later determined to be taxable, and income from cancellation of indebtedness. Such distributions to stockholders must be paid in the taxable year to which they relate, or in the following year if declared before Capstead REIT timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Capstead REIT does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income and its net after tax income from foreclosure property, as adjusted, it will be subject to tax thereon at corporate ordinary tax rates or corporate capital gains tax rates, as appropriate.


         Capstead REIT has made and intends to continue to make timely distributions sufficient to satisfy the minimum annual distribution requirements. It is possible, however, that Capstead REIT, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at Capstead REIT's taxable income, or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, Capstead REIT may arrange for borrowings to permit the payment of required dividends.

         If Capstead REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid.



         Under certain circumstances, Capstead REIT may be able to rectify a failure to meet the distribution requirements for a year by paying deficiency dividends to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Although Capstead REIT may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.


         RECORDKEEPING REQUIREMENTS. Pursuant to applicable Treasury Regulations, Capstead REIT must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding shares. Capstead REIT intends to comply with these requirements.

FAILURE TO QUALIFY

         If Capstead REIT fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be subject to tax, including any applicable alternative minimum tax on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Capstead REIT fails to qualify will not be deductible nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Capstead REIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to predict whether in all circumstances Capstead REIT would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS


         As long as Capstead REIT qualifies as a REIT, distributions made to taxable U.S. Stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Generally, ordinary income dividends from Capstead REIT will not qualify for the dividend tax reduction to 15% enacted as part of the Jobs and Growth Tax Relief Act of 2003. The term "U.S. Stockholder" means a holder of Capstead REIT's shares that for United States federal income tax purposes is:


         (1) a citizen or resident of the United States,

         (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or the District of Columbia,

         (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or


         (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in effect to be treated as a U.S. Stockholder.



         If a partnership is a beneficial owner of Capstead REIT shares, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of Capstead REIT shares.



         Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed Capstead REIT's actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held his or her shares. We will generally designate our capital gain dividends as either 15% or 25% rate distributions. However, corporate U.S. Stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of the U.S. Stockholder's shares, but will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Stockholder's shares, such distributions will be included in income as capital gain, if such shares are capital assets in the hands of the U.S. Stockholder. In addition, any distribution declared by Capstead REIT in October, November or December of any year and payable to a U.S. Stockholder of record on a specified date in any such month will be treated as both paid by Capstead REIT and received by the U.S. Stockholder on December 31 of such year, provided that the distribution is actually paid by Capstead REIT during January of the following calendar year.


         Capstead REIT may make an election to treat all or part of its undistributed net capital gain as if it had been distributed to its stockholders. As described above, these undistributed amounts would be subject to corporate level tax payable by Capstead REIT. If Capstead REIT should make such an election, its stockholders would be required to include in their income as long-term capital gain their proportionate share of Capstead REIT's undistributed net capital gain as designated by Capstead REIT. Each such stockholder would be deemed to have paid his proportionate share of the income tax imposed on Capstead REIT with respect to such undistributed net capital gain, and this amount would be credited or refunded to the stockholder. In addition, the tax basis of the stockholder's stock would be increased by his proportionate share of undistributed net capital gains included in his income less his proportionate share of the income tax imposed on Capstead REIT with respect to such gains.

         U.S. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Capstead REIT. Instead, such losses would be carried over by Capstead REIT for potential offset against its future income (subject to certain limitations). Taxable distributions from Capstead REIT and gain from the disposition of its shares will not be treated as passive activity income and, therefore, U.S. Stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. In addition, taxable distributions from Capstead REIT generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Capstead REIT's shares (or distributions treated as such), however, will be treated as investment income only if the U.S. Stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. Capstead REIT will notify stockholders after the close of Capstead REIT's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

         In general, any gain or loss realized upon a taxable disposition of Capstead REIT's shares by a U.S. Stockholder who is not a dealer in securities will be treated as a capital gain or loss. However, any loss upon a sale or exchange by a U.S. Stockholder who has held such shares for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of distributions from Capstead REIT required to be treated by such U.S. Stockholder as long- term capital gain. All or a portion of any loss realized upon a taxable disposition of Capstead REIT's shares may be disallowed if other Capstead REIT shares are purchased within 30 days before or after the disposition.

         Under the Code and related regulations, a change in the conversion ratio for convertible preferred stock may be treated as a taxable distribution of stock with respect to any shareholder whose proportionate interest in the earnings and profits or assets of the corporation is increased by such change. A change in a conversion ratio or conversion price of convertible preferred stock pursuant to a bonafide, reasonable adjustment formula which has the effect of preventing dilution of the interest of the holders of such stock will not be considered to result in a deemed distribution of stock. However, generally an adjustment in the conversion ratio to compensate for a taxable cash distribution to other shareholders will not be considered as made pursuant to a bonafide adjustment formula. For example, in the case of the Series B Preferred Stock, the conversion rate may be adjusted if we distribute to holders of our common stock cash or other assets (other than regular quarterly cash dividends payable out of consolidated earnings or earned surplus or dividends payable in shares of common stock). Under the above described federal income tax provisions, such an adjustment may result in a taxable distribution to the Series B Preferred Stockholders.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

         Capstead REIT will report to its U.S. Stockholders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the rate of

28% with respect to distributions paid unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Stockholder who does not provide Capstead REIT with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's income tax liability. In addition, Capstead REIT may be required to withhold a portion of capital gain distributions to any U.S. Stockholders who fail to certify their non-U.S. Stockholder status to Capstead REIT.


TAXATION OF TAX-EXEMPT STOCKHOLDERS

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). The IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from Capstead REIT as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% (by value) of the shares of a REIT would be required to treat a percentage of the dividends on its shares as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income, less related direct expenses, derived by Capstead REIT from an unrelated trade or business (determined as if Capstead REIT were a pension trust) divided by the gross income, less related direct expenses, of Capstead REIT for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the common stock only if (1) the UBTI Percentage is at least 5%, (2) Capstead REIT qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of Capstead REIT, in proportion to their actuarial interests in the pension trust and (3) either (A) one pension trust owns more than 25% of the value of such shares or (B) a group of pension trusts individually holding more than 10% of the value of shares collectively owns more than 50% of the value of the shares.

NON-U.S. STOCKHOLDERS

         Specific tax rules of a complex nature not summarized herein apply to non-U.S. investors in REITs. Accordingly, non-U.S. Stockholders should consult their own tax advisers concerning the federal income and withholding tax consequences and the state, local and foreign tax consequences of an investment in Capstead REIT.

STATE AND LOCAL TAXES

         State or local income tax treatment of Capstead REIT or holders of any of its securities may differ from the federal income tax treatment described above. As a result, prospective stockholders should consult their own tax advisers for an explanation of how state and local tax laws may affect their investment in Capstead REIT.

                                  LEGAL MATTERS


         Certain legal matters with respect to the securities offered hereby will be passed on for the company by Andrews Kurth LLP, Dallas, Texas, and for the underwriters or agents by counsel to be identified in the related prospectus supplement. Andrews Kurth LLP will rely as to all matters of Maryland law on Hogan & Hartson L.L.P., Baltimore, Maryland.


                                     EXPERTS


         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee..............................................      $  8,598
Legal Fees and Expenses...........................................        60,000
Accounting Fees and Expenses......................................         7,500
Printing Expenses.................................................         5,000
Miscellaneous.....................................................         2,500
                                                                        --------
           Total..................................................      $ 83,598
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


         The Registrant's charter provides for indemnification of directors to the full extent permitted by Maryland law, indemnification of officers who are also directors to the extent the Registrant shall indemnify its directors and indemnification of officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law.



         Section 2-418 of the Maryland General Corporation Law generally permits a Maryland corporation to indemnify any director made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administration, or investigative, by reason of service in his capacity as a director, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; or, (ii) the director actually received an improper personal benefit in money, property, or services or, (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. If the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. In addition, a director may not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct.


         Section 2-418 also provides that a court of appropriate jurisdiction may, upon application of a director and such notice as the court shall require, order indemnification if it determines that a director is entitled to reimbursement because the director has been successful on the merits or otherwise, in any such proceeding, in which case the director shall be entitled to recover the expenses of securing such reimbursement, or if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the applicable standards of conduct or has been adjudged liable in the proceeding charging improper personal benefit to the director. Indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged on the basis that personal benefit was improperly received shall be limited to expenses. The indemnification and advancement of expenses provided or authorized by Section 2-418 may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. A corporation may indemnify and advance expenses to an officer, employee, or agent in the corporation to the same extent that it may indemnify directors under Section 2-418 and, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract. Section 2-418 also provides that a corporation may purchase and maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

         Capstead Mortgage Corporation provides insurance from commercial carriers against certain liabilities incurred by its directors and officers.

ITEM 16. EXHIBITS


         1.1               --Form of Brinson Patrick Sales Agreement**



         1.2               --Form of First Amendment to Brinson Patrick Sales
                           Agreement***



         3.1 --Charter, including Articles of Incorporation, Articles Supplementary for each outstanding Series of Preferred Stock and all other amendments to such Articles of Incorporation*



         3.2               --Amended and Restated Bylaws*


         4.1               --Specimen of Common Stock Certificate*

         4.2 --Specimen of $1.26 Cumulative Convertible Preferred Stock, Series B**

         5.1 --Opinion of Andrews & Kurth L.L.P., as to the legality of the Securities being offered**

         5.2 --Opinion of Hogan & Hartson L.L.P., as to the legality of the Securities being offered**


         8.1 --Opinion of Andrews Kurth LLP, as to certain tax matters***



        23.1               --Consent of Ernst & Young LLP.***



        23.2 --Consent of Andrews & Kurth L.L.P. (included in its opinion filed as Exhibit 5.1 hereto)


        23.3 --Consent of Hogan & Hartson L.L.P. (included in its opinion filed as Exhibit 5.2 hereto)


        23.4 --Consent of Andrews Kurth LLP (included in its opinion filed as Exhibit 8.1 hereto)



        24.1               --Power of Attorney**


------------------------
*Previously filed with the Commission on June 19, 2001 as an Exhibit to the Registrant's Registration Statement on Form S-3 (No. 333-63358).


** Previously filed with the Commission on August 27, 2001 as an Exhibit to the Registrant's Registration Statement on Form S-3 (No. 333-68424).



*** Filed herewith.


The Company will file as an Exhibit to a Current Report on Form 8-K any related forms utilized in the future and not previously so filed by means of an amendment.

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by section
                  l0(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration. Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)( I )(i) and
(a)( I )(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.


         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit of proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 68424 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 17th day of December, 2003.


                                          CAPSTEAD MORTGAGE CORPORATION


                                          By: /s/ Phillip A. Reinsch
                                              ----------------------------------
                                                 Phillip A. Reinsch
                                                 Senior Vice President and Chief
                                                 Financial Officer






         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement No. 68424 has been signed by the following persons in the capacities and on the dates indicated.



    SIGNATURE                          TITLE                          DATE
    ---------                          -----                          -----
/s/ Andrew F. Jacobs    Chief Executive Officer, President
----------------------  and Director (Principal Executive      December 17, 2003
 Andrew F. Jacobs                    Officer)

/s/ Phillip A. Reinsch
----------------------      Senior Vice President and          December 17, 2003
Phillip A. Reinsch      Chief Financial Officer (Principal
                        Financial and Accounting Officer)

         *
----------------------        Chairman and Director            December 17, 2003
    Paul M. Low

         *
----------------------              Director                   December 17, 2003
 Michael G. O'Neil

----------------------
   Howard Rubin                     Director                   December 17, 2003

         *
----------------------              Director                   December 17, 2003
  Mark S. Whiting



*By: /s/ Andrew F. Jacobs
     ----------------------------------
         Andrew F. Jacobs
         Attorney-in-Fact